Exhibit 99.1

Exhibit 99.1 PRESS RELEASE, DATED MAY 11, 2011, OF ENERSYS REGARDING PRELIMINARY FINANCIAL RESULTS FOR THE FOURTH QUARTER FISCAL 2011

EnerSys Reports Preliminary Fourth Quarter and Full Year Results and Announces Quarterly Conference Call

Reading, PA, USA, May 11, 2011 — EnerSys (NYSE: ENS) the global leader in stored energy solutions for industrial applications, announced today preliminary results for its fourth quarter of fiscal 2011, which ended on March 31st.

Net earnings for the fourth quarter of fiscal 2011 are expected to be $30.1 million, or $0.59 per diluted share, including an unfavorable highlighted $0.16 per share impact from $1.3 million, $1.6 million pre-tax, charge for restructuring plans, $5.3 million, $8.2 million pre-tax, for charges from the refinancing activities as discussed below, $0.4 million, $0.6 million pre-tax, for costs associated with a secondary offering of the Company’s common stock held by certain of our shareholders and $0.9 million, $1.2 million pre-tax, for fees related to acquisition activities.

The expected net earnings of $0.59 per diluted share, which includes the highlighted items, compares to diluted net earnings per share of $0.36 for the fourth quarter of fiscal 2010, which included an unfavorable highlighted impact of $0.09 per share from the $4.2 million, $6.2 million pre-tax, charge for restructuring plans.

Excluding these highlighted items, adjusted net earnings per diluted share for the fourth quarter of fiscal 2011, on a non-GAAP basis, are expected to be $0.75, which exceeded the guidance of $0.68 to $0.72 per diluted share given by the Company on February 9, 2011, largely from higher sales volume and lower effective income tax rates. The lower tax rates were primarily due to changes in the mix of earnings among tax jurisdictions. These earnings compare to the prior year fourth quarter adjusted net earnings of $0.45 per diluted share. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net sales for the fourth quarter of fiscal 2011 were $548.0 million, an increase of 22% from the prior year fourth quarter net sales of $450.5 million and an 8% sequential quarterly increase from the third quarter of fiscal 2011’s net sales of $508.6 million. The 22% increase was the result of a 16% increase in organic volume, 2% increase due to pricing, 3% increase from foreign currency translation impact and 1% increase from acquisitions. Approximately one half of the sequential revenue increase of $39.4 million in the fourth quarter was due primarily to organic volume growth.

Net earnings for the twelve months of fiscal 2011 are expected to be $113.4 million, or $2.27 per diluted share, and will include the unfavorable impact from highlighted charges of $0.25 per share. Highlighted charges include $5.4 million, $6.8 million pre-tax, for restructuring plans, $5.3 million, $8.2 million pre-tax, for charges from the refinancing activities as discussed below, $0.4 million, $0.6 million pre-tax, of costs associated with a secondary offering of the Company’s common stock held by certain of our shareholders and $1.9 million, $2.5 million pre-tax, for expenses related to acquisition activities.

Net earnings for the twelve months of fiscal 2010 were $62.3 million, or $1.28 per diluted share, and included the unfavorable impact from highlighted items of $0.16 per share from $9.6 million, $13.9 million pre-tax, charge for the restructuring plans and $1.4 million, $2.0 million pre-tax, for expenses related to acquisition activities. These unfavorable items were partially offset by the $2.9 million (tax-free) bargain purchase gain arising from the Oerlikon acquisition.

Adjusted net earnings per diluted share for the twelve months of fiscal 2011, on a non-GAAP basis, are expected to be $2.52 per diluted share and compares to $1.44 per diluted share for the comparable period of fiscal 2010. Please refer to the section included herein under the heading “Reconciliation of Non-GAAP Financial Measures” for a discussion of the Company’s use of non-GAAP adjusted financial information.

Net sales for the twelve months of fiscal 2011 were $1,964.4 million, an increase of 24% from the net sales of $1,579.4 million in the comparable period of fiscal 2010. The 24% increase was the result of an 18% increase in organic volume, 4% increase due to pricing, 4% increase from acquisitions, partially offset by a 2% decrease from foreign currency translation impact.

During the fourth quarter of fiscal 2011, the Company refinanced its 2008 senior secured credit facility comprising a $225 million Term A Loan and a $125 million revolving credit facility with a new senior secured $350 million senior secured credit facility. The new facility is a five-year revolver, maturing on March 31, 2016. On the closing date, the Company utilized an initial draw of $100 million along with cash on hand to repay and extinguish the Term A Loan.

“We are pleased with the significant improvement in our performance during fiscal 2011,” stated John D. Craig, chairman, president and chief executive officer of EnerSys. “Our fourth quarter and full year adjusted net earnings per diluted share of $0.75 and $2.52 are the best quarterly and annual earnings in our Company’s history. Sequential revenue increases continued in the Americas and Europe in the fourth quarter. Our markets are growing and revenues and earnings are strong. Our employees continue to do an outstanding job and position the Company to take advantage of future acquisition and expansion opportunities. We believe that our market leadership position, premium product offerings, strong capital structure and financial liquidity position us for future growth.”

Mr. Craig added, “Our first quarter of fiscal 2012 guidance for adjusted net earnings per diluted share is between $0.66 and $0.70, which excludes an expected charge of $0.05 from our ongoing restructuring programs and acquisition expenses. This guidance compares favorably to the prior year’s first quarter as adjusted results of $0.48 per diluted share.”

Reconciliation of Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles, “GAAP”. EnerSys’ management uses the non-GAAP measure “adjusted net earnings” in their analysis of the Company’s performance. This measure, as used by EnerSys in past quarters and years, adjusts net earnings determined in accordance with GAAP to reflect changes in financial results associated with the Company’s restructuring initiatives and other highlighted charges and income items. Management believes the presentation of this financial measure reflecting these non-GAAP adjustments provides important supplemental information in evaluating the operating results of the Company as distinct from results that include items that are not indicative of ongoing operating results; in particular, those charges that the Company incurs as a result of restructuring activities and those charges and credits that are not directly related to operating unit performance. Because these charges are not incurred as a result of ongoing operations or are incurred as a result of a potential acquisition, they are not a helpful measure of the performance of our underlying business. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for net earnings determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of the Company’s results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Management believes that this non-GAAP supplemental information will be helpful in understanding the Company’s ongoing operating results. This supplemental presentation should not be construed as an inference that the Company’s future results will be unaffected by similar adjustments to net earnings determined in accordance with GAAP.

Included below is a reconciliation of non-GAAP adjusted financial measures to reported or expected amounts. Non-GAAP adjusted net earnings are calculated excluding restructuring and other highlighted charges and credits. The following tables provide additional information regarding certain non-GAAP measures:

	Quarter ended
	March 31, 2011 (expected)		March 31, 2010
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$30.1		$17.8
Non-GAAP adjustments, net of tax:
Restructuring charge-Europe	1.3	(1)	4.2	(1)
Refinancing related charges	5.3	(3)	—
Secondary offering fees	0.4	(4)	—
Acquisition activity expense-Europe	0.5	(5)	—
Acquisition activity expense-Americas	0.4	(5)	—

Non-GAAP adjusted net earnings	$38.0		$22.0

Outstanding shares used in per share calculations
Basic	49,999,565		48,342,392

Diluted	50,655,912		49,201,668

Non-GAAP adjusted net earnings per share:
Basic	$0.76		$0.45

Diluted	$0.75		$0.45

Reported net earnings per share:
Basic	$0.60		$0.37

Diluted	$0.59		$0.36

	Twelve Months Ended
	March 31, 2011 (expected)		March 31, 2010
	(in millions, except share and per share amounts)
Net earnings reconciliation
As reported net earnings	$113.4		$62.3
Non-GAAP adjustments, net of tax:
Restructuring charge-Europe	5.4	(1)	9.1	(1)
Bargain purchase gain-Europe	—		(2.9)	(2)
Restructuring charge-Americas	—		0.5	(1)
Refinancing related charges	5.3	(3)	—
Secondary offering fees	0.4	(4)	—
Acquisition activity expense-Europe	1.1	(5)	0.5	(5)
Acquisition activity expense-Americas	0.8	(5)	0.9	(5)

Non-GAAP adjusted net earnings	$126.4		$70.4

Outstanding shares used in per share calculations
Basic	49,376,132		48,122,207

Diluted	50,044,246		48,834,095

Non-GAAP adjusted net earnings per share:
Basic	$2.56		$1.46

Diluted	$2.52		$1.44

Reported net earnings per share:
Basic	$2.30		$1.29

Diluted	$2.27		$1.28

(1)

Resulting from pre-tax restructuring charges in Europe of approximately $1.6 million in the fourth quarter of fiscal 2011 and approximately $6.2 million in the fourth quarter of fiscal 2010, respectively, and approximately $6.8 million for the twelve months of fiscal 2011 and approximately $13.2 million for the twelve months of fiscal 2010. Pre-tax restructuring charges in Americas were approximately $0.7 for the twelve months of fiscal 2010.

(2)	Resulting from a tax-free bargain purchase gain arising out of the Oerlikon Battery acquisition.
(3)

Resulting from pre-tax charges of $8.2 million in the fourth quarter of fiscal 2011 related to the refinancing of amounts borrowed under the Company’s prior senior secured credit facility. These charges comprise $2.3 million write-off of deferred finance fees and $5.9 million of losses recognized on discontinued hedge accounting for interest rate swap agreements.

(4)	Resulting from pre-tax charges of $0.6 million in the fourth quarter of fiscal 2011 related to the secondary stock offering.
(5)

Resulting from pre-tax charges for acquisition activity expense of approximately $0.6 million in Europe and $0.6 million in Americas in the fourth quarter of fiscal 2011. Pre-tax charges for acquisition activity expense were approximately $1.4 million in Europe and $1.1 million in Americas for the twelve months of fiscal 2011 and $0.7 million in Europe and $1.3 million in Americas in the twelve months of fiscal 2010.

EnerSys also announced that it will host a conference call to discuss the Company’s fourth quarter fiscal 2011 financial results and provide an overview of the business. The call will conclude with a question and answer session.

The call, scheduled for Thursday, June 2, at 10:30 a.m. Eastern Time, will be hosted by John D. Craig, Chairman, President & Chief Executive Officer and Michael J. Schmidtlein, Senior Vice President Finance and Chief Financial Officer.

The call will also be Webcast on EnerSys’ website. There will be a free download of a compatible media player on the Company’s web site at http://www.enersys.com.

The conference call information is:

Date:	Thursday, June 2, 2011
Time:	9:00 a.m. Eastern Time
Via Internet:	http://www.enersys.com
Domestic Dial-In Number:	866-383-8108
International Dial-In Number:	617-597-5343
Passcode:	63274249

A replay of the conference call will be available from 1:30 p.m. on June 2, 2011 through midnight on June 30, 2011.

The replay information is:

Via Internet:	http://www.enersys.com
Domestic Replay Number:	888-286-8010
International Replay Number:	617-801-6888
Passcode:	52434589

For more information, contact Richard Zuidema, Executive Vice President, EnerSys, P.O. Box 14145, Reading, PA 19612-4145, USA. Tel: 800-538-3627; Web site: www.enersys.com.

EDITOR’S NOTE: EnerSys, the world leader in stored energy solutions for industrial applications, manufactures and distributes reserve power and motive power batteries, chargers, power equipment, and battery accessories to customers worldwide. Motive power batteries are utilized in electric fork trucks and other commercial electric powered vehicles. Reserve power batteries are used in the telecommunications and utility industries, uninterruptible power supplies, and numerous applications requiring standby power. The Company also provides aftermarket and customer support services to its customers from over 100 countries through its sales and manufacturing locations around the world under the direction of its Americas, Europe and Asia regional headquarters.

More information regarding EnerSys can be found at www.enersys.com.

Caution Concerning Forward-Looking Statements

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding EnerSys’ earnings estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that EnerSys expects or anticipates will occur in the future, including statements relating to sales growth, earnings or earnings per share growth, and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by EnerSys on its website or otherwise. EnerSys does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although EnerSys does not make forward-looking statements unless it believes it has a reasonable basis for doing so, EnerSys cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect EnerSys’ results, including earnings estimates, see EnerSys’ filings with the Securities and Exchange Commission, including “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations,” including Forward-Looking Statements,” set forth in EnerSys’ Quarterly Report on Form 10-Q for the quarter ended January 2, 2011. No undue reliance should be placed on any forward-looking statements.